EXHIBIT 10.34

CONSULTANCY AGREEMENT

between
PureDepth Incorporated Limited
and
Kristin Bowman

Consultancy Agreement	Table of Contents

Consultancy Agreement

1.	Services, Term and Compensation	1
2.	Access to Company Offices	1
3.	Expenses	1
4.	Taxes	1
5.	Inventions	1
6.	Confidentiality	2
7.	Conflicts of Interest, Exclusivity and Restraint	2
8.	Right to Injunction	3
9.	Health and Safety	4
10.	Human Rights	4
11.	Termination	4
12.	Representation	4
13.	Governing Law	4
14.	Arbitration	4
15.	Headings	5
16.	Waiver	5
17.	Assignment	5
18.	Notices	5
19.	Modification or Amendment	5
20.	Entire Understanding	5
APPENDIX 1 - Services and Fees		8

Consultancy Agreement

Date:           May 2008

Parties

1.	PureDepth Incorporated Limited (the “Company")
2.	Kristin Bowman (the “Consultant")

Background

A.	The Company has specialist expertise in the area of multi layer visual display technology.
B.	The Company has requested that the Consultant provide consultancy services (the “Services”) to the Company on the terms set out in this Agreement.

Agreement

1.	Services, Term and Compensation

1.1	The Consultant will personally provide the Services set out in Appendix 1 to this Agreement.

1.2	The Consultant's fees are set out in Appendix 1 to this Agreement.

1.3	This Agreement shall be effective from 14 June 2008 and shall continue in full force and effect until terminated in accordance with the terms of this Agreement.

2.	Access to Company Offices

2.1	The Consultant will have access to the Company’s offices and facilities as reasonably required, in order to carry out the Services.

3.	Expenses

3.1
During the term of this Agreement the Consultant shall be reimbursed for all approved and reasonable expenses and disbursements incurred in connection with the performance of the Services.  Expenses and disbursements are to be properly accounted for and detailed GST invoices or GST receipts are to be provided to verify the amount of expenses or disbursements included within the GST invoice provided by the Consultant to the Company for payment of her fees, commissions and bonuses.

3.2	Any air travel and hotel bookings will be made on the Consultant's behalf by the Company or, if arranged by the Consultant, bookings are to be pre-approved by the Company.

4.	Taxes

4.1	The Consultant is responsible for the payment of any and all taxes and ACC levies, for GST registration, and for filing GST returns.

5.	Inventions

5.1
Any and all inventions, discoveries, developments and innovations in relation to the Company and any and all business concepts conceived by the Consultant during this Agreement relative to the Services shall be the exclusive property of the Company.  The Consultant hereby assigns all right, title, and interest in the same to the Company.

5.2
Any and all inventions, discoveries, developments and innovations conceived by the Consultant prior to the term of this Agreement and utilised by the Consultant in rendering the Services to the Company are hereby licensed to the Company for use in its operations and for an infinite duration. This licence is non-exclusive, and may be assigned without the Consultant’s prior written approval by the Company to a holding company or a wholly-owned subsidiary of the Company.

6.	Confidentiality

6.1
The Consultant acknowledges that during the Agreement, she will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures (the “Confidential Information”).

6.2
The Consultant agrees that she will not disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this Agreement or at any time thereafter, except as required to perform the Services for the Company.

6.3
All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, programming code, notebooks, and similar items relating to the business of the Company (the “Company Property”), whether prepared by the Consultant or otherwise coming into its possession, shall remain the exclusive property of the Company.  The Consultant shall not retain any copies of Company Property without the Company’s prior written permission.

6.4
Upon the termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all Confidential Information and Company Property and other items in her possession or under her control.

6.5
The Consultant agrees that she will not disclose the terms of this Agreement to any person, without the prior written consent of the Company and shall at all times preserve the confidential nature of her relationship with the Company.

7.	Conflicts of Interest, Exclusivity and Restraint

7.1
The Consultant represents that she is free to enter into this Agreement, and that this Agreement does not violate the terms of any agreement between the Consultant and any third party.  Further, the Consultant, in rendering the Services, shall not utilise any invention, discovery, development, improvement, innovation or trade secret in which she does not have a proprietary interest.

7.2	The Consultant will not enter into or carry on any activity which may conflict in any way with the interests of the Company and the Consultant’s responsibilities to it.

7.3
During the Agreement and for a period of twelve (12) months following termination of the Agreement, the Consultant shall not, directly or indirectly hire, solicit, or encourage to leave the Company’s employment, any employee or consultant of the Company or hire any such employee or consultant who has left the Company’s employment or who has terminated a contractual agreement with the Company.

7.4
The Consultant will not, without the Company's prior written consent, be directly or indirectly involved in any capacity whatsoever in any place in New Zealand in the same or a similar business as the business of the Company:

a.	during the term of this Agreement (whether in regular working hours or otherwise); and

b.	for twelve months after the date on which this Agreement ends.

7.5
The Consultant will not, for twelve (12) months after the date on which this Agreement ends, directly or indirectly, on its own behalf or on behalf of any other person or firm, canvas or solicit business or accept any business from any party who was a customer of the Company during the term of this Agreement.

7.6	For the purposes of this no competition clause:

a.	a business the same as or similar to the business of the Company includes all types of business conducted by the Company at any time during the term of this Agreement; and

b.	a “customer” includes any person or firm which was a customer of the Company at any time during the term of this Agreement or within the three months following the date on which the Agreement ends.

7.7
The Consultant acknowledges that the restrictive provisions in this no competition clause are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate interests of the Company's business.

7.8	The Consultant agrees that the fees payable to her pursuant to this Agreement represent reasonable and sufficient consideration for the restraints contained within this clause.

7.9
If any undertaking in this clause 7 is held invalid as an unreasonable restraint of trade or for any other reason but would have been valid if part of the wording had been deleted or the period reduced or the range of activities or area dealt with reduced in scope, those undertakings are to apply with such modifications as are necessary to make them valid and effective.

8.	Right to Injunction

8.1
The parties to this Agreement acknowledge that the Services to be rendered by the Consultant pursuant to this Agreement and the rights and privileges granted to the Company under this Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Consultant of any of the provisions of this Agreement will cause the Company irreparable injury and damage.

8.2
The Consultant expressly agrees that the Company will be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Consultant.  Resort to such equitable relief, however, will not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.  The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one will be exclusive of any other or of any right or remedy allowed by law.

9.	Health and Safety

9.1
The Consultant will ensure that she complies at all times with the health and safety policies of the Company when on the Company premises.  The Consultant may be required to sign a declaration regarding compliance with these policies, prior to the commencement of this Agreement.

10.	Human Rights

10.1
The Consultant will ensure that she complies at all times with the non-discrimination and sexual harassment policies of the Company.  The Consultant indemnifies the Company for any liability including damages and fines that may arise from a breach of these policies by the Consultant.

11.	Termination

11.1
Either party may terminate this Agreement at any time by giving  six (6) months written notice to the other party.  By giving notice of termination under this clause 11.1, the party giving the notice confirms that no monies are due and owing to the Consultant under this Consultancy Agreement outside of duly reimbursable expenses, which include any reasonable expenses arising out of this Agreement in accordance with Appendix 1.

11.2	If the Consultant:

a.	is convicted of any crime or offence; or

b.	fails or refuses to comply with the written policies or reasonable directives of the Company; or

c.	otherwise materially breaches provisions of this Agreement,

the Company may terminate this Agreement immediately and without being required to give prior written notice to the Consultant.

12.	Representation

12.1
This Agreement shall not render the Consultant an employee, partner, agent of, or in a joint venture with the Company for any purpose and the Consultant shall not hold out that she is an employee, partner, agent or in joint venture with the Company.

12.2	The Company shall not be responsible for, and the Consultant shall have no claim against the Company for, withholding taxes with respect to the Consultant’s fees.

13.	Governing Law

13.1	The laws of New Zealand shall govern this Agreement.

14.	Arbitration

14.1	If any dispute arises over the interpretation of, or the terms of this Agreement or any matter arising from it, the parties will try to resolve such dispute through negotiation in good faith.

14.2
Where no settlement can be reached through negotiation, the dispute shall be submitted to arbitration in New Zealand, conducted in accordance with the provisions of the arbitration statutes for the time being in force in New Zealand, with any arbitration award being binding upon both parties.  The costs of arbitration shall be borne by the unsuccessful party.

15.	Headings

15.1	Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents of the subsequent clauses.

16.	Waiver

16.1	Waiver by one party to this Agreement of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

17.	Assignment

17.1	The Consultant may not, except with the prior written consent of the Company, assign any of its rights under this Agreement or delegate the performance of any of its Services hereunder.

18.	Notices

18.1	Any and all notices, demands, or other communications required or desired to be given under this Agreement by either party shall be in writing and shall be validly given or made to the other party if:

a.	personally served; or

b.	deposited in the mail to the registered office of the party, or:

i.	if to the Consultant at:

12 Patey Street
Remuera
Auckland

ii.	If to the Company:

c/- PureDepth, Inc.
Attention:  Jonathan McCaman
255 Shoreline Drive, Suite 610
Redwood City, CA 94065
United States

18.2	Any party may change its address for purposes of this clause by written notice.

19.	Modification or Amendment

19.1	No amendment, change or modification of this Agreement shall be valid unless in writing and signed by the parties.

20.	Entire Understanding; Option Amendment

20.1
Aside for the Consultant’s arrangements and/or agreements pertaining to her stock option to purchase shares of PureDepth, Inc. common stock,  as represented by the Stock Option Agreement dated June 20, 2006 (as amended by the Agreement to Amend the PureDepth, Inc. 2006 Stock Incentive Plan and Associated Stock Option Agreement dated December 19, 2006), as further amended hereby as provided in Appendix 2 hereto, this Agreement along with the letter agreement dated on or about the date hereof between the Consultant and the Company regarding the variation of the terms of the Consultant’s employment agreement with the Company together constitute the entire understanding and agreement of the parties.

SIGNED by Kristin Bowman:

Signature	Name

SIGNED by PureDepth Incorporated Limited by:

Director’s signature	Director’s name

APPENDIX 1
Services and Fees

1.	Services

1.1	The Services of the Consultant include:

a.
assistance to continue to lead (at a high level) PureDepth’s current Asian based customer (i.e. Sanyo and Sumsung Visual Display) requirements – i.e. via weekly or other conference calls and follow up email communiqués and, if reasonably available, in person meetings, in the shorter term (i.e. up to 3 months) until otherwise advised and expedient;

b.
assistance to continue to lead (at a high level) PureDepth’s other Asian prospects (more particularly, Hitachi/NTT, Mitsui Bussan and Toyota Tsusho) via email and, if reasonably available, in person meetings, in the shorter term (i.e. up to 3 months) until otherwise advised or expedient; and

c.
provide ongoing general advice and assistance to Jon McCaman and other members of PureDepth’s executive management team on all areas of the business as required from time to time in the shorter term (i.e. up to 3 months) until otherwise advised or expedient.

1.2	The parties estimate that the Consultant will be required to provide Services to the Company for approximately 20 hours per calendar quarter.

1.3
The Consultant will provide the Services to the Company to the best possible standard and ensure that the Services are undertaken, carried out and completed in a careful, proper and lawful manner, in compliance with industry best practice and any relevant codes of practice and on a timely basis.

2.	Fees

2.1	The Company shall pay to the Consultant:

2.2
a fee of USD$150 per hour exclusive of New Zealand Goods and Services Tax (the “Hourly Fee”), for any Services rendered in excess of 20 hours per calendar quarter through the end of the Company’s current fiscal year ending January 31, 2009 or for any Services rendered after January 31, 2009.The Hourly Fee will be paid to the Consultant within 7 days of the Consultant presenting a GST invoice for the same to the Company, specifying the Services provided and the hours worked.

APPENDIX 2

1.           Each of the undersigned hereby acknowledge and agree that Section 4 of the Stock Option Agreement by and between Kristin Bowman and PureDepth, Inc. (the “Company”) dated June 20, 2006 (as amended by the Agreement to Amend the PureDepth, Inc. 2006 Stock Incentive Plan and Associated Stock Option Agreement dated December 19, 2006) (the “Option Agreement”) is hereby fully amended and restated (the “Amendment”) as set forth below:

4.  “Term of Option.  Except as otherwise provided in this Agreement and subject to the terms of the New Plan, the Option shall be exercisable on or before March 31, 2011; provided, however, that in the event that Optionee ceases to serve as a director, officer, employee or consultant of the Company, Optionee or his or her legal representative shall have until the earlier of (i) 365 days from the date of such termination and (ii) March 31, 2011 to exercise all or any part of the Option that is vested pursuant to Section 3 of this Agreement.  Upon the expiration of such period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.”

2.           Continuation of Other Terms.  Except as set forth herein, all other terms and conditions of the Option Agreement shall remain in full force and effect.

3.           Tax Consequences.  The Optionee acknowledges that neither the Company nor any of its affiliates makes any representation or warranty regarding the tax consequences of this Amendment.  The Optionee should consult her own tax, legal and financial advisors regarding the consequences of this Amendment and any subsequent exercise of the Option.

4.           Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware.

5.           Entire Agreement.  The Option Agreement, as amended by this Amendment, constitutes the entire understanding and agreement of the parties with respect to the subject matter thereof.

SIGNED by Kristin Bowman:

Signature	Name

SIGNED by PureDepth, Inc. by:

Signature	Name